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Exhibit 5.02

[Letterhead of Jones Day]

August 28, 2008

Southwestern Public Service Company
Tyler at Sixth Street
Amarillo, Texas 79101

  Re:
  Registration Statement on Form S-3 of Southwestern Public Service Company

Ladies and Gentlemen:

        We have acted as counsel to Southwestern Public Service Company, a New Mexico corporation (the "Company"), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, by the Company of up to $250,000,000 in aggregate principal amount of unsecured debt securities of the Company (the "Debt Securities"), in one or more series, as contemplated by the Company's Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the "Registration Statement"). The Debt Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"). The Debt Securities will be issued pursuant to the Indenture, dated as of February 1, 1999, as supplemented and to be supplemented by various supplemental indentures (as so supplemented, the "Indenture"), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the "Trustee").

        In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debt Securities, upon receipt by the Company of such lawful consideration therefor as the Company's Board of Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

        In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of the Debt Securities thereunder); (ii) a prospectus supplement describing each series of the Debt Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the "Commission"), will be timely filed with the Commission; (iii) the definitive terms of each series of the Debt Securities will have been established in accordance with the authorizing resolutions of the Company's Board of Directors (or an authorized committee thereof); (iv) the New Mexico Public Regulation Commission will issue an order authorizing and approving the issuance and sale of the Debt Securities; (v) the Company will issue and deliver the Debt Securities in the manner contemplated by the Registration Statement; (vi) the resolutions authorizing the Company to issue, offer and sell the Debt Securities will have been duly adopted by the Company's Board of Directors and will be in full force and effect at all times at which the Debt Securities are offered or sold by the Company; and (vii) the Debt Securities will be issued in compliance with applicable federal and state securities laws.

        We have further assumed that (i) the Company is a corporation existing and in good standing under the laws of the State of New Mexico, has all requisite power and authority, has obtained all requisite organizational, third party and governmental authorizations, consents and approvals and made all filings and registrations required to enable it to execute, deliver and perform its obligations under the Indenture and the Debt Securities; (ii) the execution, delivery and performance of the Indenture and the Debt Securities did not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties; (iii) the Indenture (a) has been (1) duly authorized by the Company and (2) executed and delivered by the Company under the laws of the State of New Mexico, (b) does not violate the laws of New Mexico and (c) constitutes a valid and binding obligation of the Company under New Mexico law; (iv) the Debt Securities will have been issued under the Indenture, governed by and construed in accordance with the laws of the State of New York, and the Indenture has been qualified under the Trust Indenture Act of 1939; (v) all terms of the Debt Securities not provided for in the Indenture will have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation approved by us and, if applicable, duly executed and delivered by the Company and the Trustee; and (vi) the Debt Securities will be duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture.

        The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors' rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

        As to the facts material to the opinions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as Exhibit 5.02 to the Registration Statement and to the reference to Jones Day under the caption "Legal Opinions" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
Jones Day

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  Exhibit 5.02